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                                                                     EXHIBIT 4.1

                          COOPERATIVE COMPUTING, INC.,
                                     ISSUER

                                       AND

                        WELLS FARGO BANK MINNESOTA, N.A.,
                                     TRUSTEE

                                ----------------

                             SUPPLEMENTAL INDENTURE

                            DATED AS OF JUNE 27, 2003

                                ----------------

       Supplemental to Indenture Dated as of February 10, 1998, as amended

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                             SUPPLEMENTAL INDENTURE

                  THIS SUPPLEMENTAL INDENTURE dated as of June 27, 2003 (the "Supplement") is by and between COOPERATIVE COMPUTING, INC., a Delaware corporation (the "Company"), and WELLS FARGO BANK MINNESOTA, N.A., a national banking association and successor to Norwest Bank Minnesota, NA, as trustee (the "Trustee").

                                    RECITALS

                  WHEREAS, there has heretofore been executed and delivered to the Trustee an Indenture dated as of February 10, 1998 (the "Indenture"), providing for the issuance of the Company's 9% Senior Subordinated Notes due 2008 (the "Securities");

                  WHEREAS, there are now outstanding under the Indenture Securities in the aggregate principal amount of US$100,000,000;

                  WHEREAS, Section 10.02 of the Indenture provides, among other things, that the Indenture may be amended with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then outstanding;

                  WHEREAS, the Company desires, pursuant to Section 10.02 of the Indenture, to amend and delete certain provisions of the Indenture, as set forth in Article II hereof;

                  WHEREAS, the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments set forth in Article II hereof which will be effected by this Supplement and which will become operative upon the Tender Offer Acceptance Event (as hereinafter defined); and

                  WHEREAS, the Company represents that all acts and things necessary to make this a valid supplemental indenture and agreement according to its terms have been done and performed, and the execution of this Supplement has in all respects been duly authorized, and, in the exercise of legal right and power vested in the Company, the Company is executing this

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Supplement, which shall be effective on the date hereof.

                  NOW THEREFORE, for and in consideration of the foregoing recitals, the Company, the Guarantors and the Trustee covenant and agree with each other as follows:

                                   ARTICLE I

                                   DEFINITION

         Section 1.01. When used herein, "Tender Offer Acceptance Event" shall mean the first such date as the Company accepts Securities that are validly tendered (and not withdrawn) on such date for purchase pursuant to the offer to purchase and consent solicitation conducted pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated May 30, 2002.

                                   ARTICLE II

                           AMENDMENTS TO THE INDENTURE

         Section 2.01. Upon the occurrence of the Tender Offer Acceptance Event,
(i) the text of each of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.10, 4.12,
4.13, 4.14, 6.01(iv), 6.01(v), 6.01(vi), 6.01(vii) and Article V of the
Indenture shall be deleted in its entirety and replaced, in each case, by the words "Intentionally Omitted," (ii) all references to such deleted text and Sections or Articles contained in the Indenture and in the Securities, including without limitation, all references, direct or indirect, thereto in Section 6.01, "Events of Default," shall also be deleted in their entirety and (iii) Section
1.01 of the Indenture shall be amended by deleting the definition of each term that is used in the Indenture only in the Sections that are deleted pursuant to clause (i) of this sentence.

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                                  ARTICLE III

                                  MISCELLANEOUS

         Section 3.01. This Supplement is executed by the Company and the Trustee pursuant to the provisions of Section 10.02 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes, so that the Indenture and this Supplement shall be read, taken and construed as one and the same instrument. The Indenture, as supplemented by this Supplement, is in all respects hereby adopted, ratified and confirmed. All capitalized terms not defined in this Supplement shall have the meanings set forth in the Indenture.

         Section 3.02. This Supplement may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 3.03. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplement or the due authorization and execution hereof by the Company.

         Section 3.04. This Supplement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state and shall be deemed effective as of the date hereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the date and year first above written.

                                            COOPERATIVE COMPUTING, INC.

                                            By: /s/ Greg Petersen
                                                --------------------------------
                                            Name:  Greg Petersen
                                            Title: Senior Vice President

                                            WELLS FARGO BANK MINNESOTA, N.A.

                                            By: /s/ Michael G. Slade
                                                --------------------------------
                                            Name:  Michael G. Slade
                                            Title: Corporate Trust Officer

                               SIGNATURE PAGE FOR
                             SUPPLEMENTAL INDENTURE